Exhibit 99.2
[CONSOL ENERGY LETTERHEAD]
January 28, 2008
The Board of Directors
CNX Gas Corporation
5 Penn Center West, Suite 401
Pittsburgh, Pennsylvania 15276
Gentlemen:
This letter is being written on behalf of CONSOL Energy Inc. (“CONSOL”) to confirm our intention to make an offer to acquire all of the outstanding shares of CNX Gas Corporation (“CNX Gas”) that CONSOL does not already own. It has become clear to CONSOL that the best interests of CONSOL’s stockholders would be served by acquiring the approximately 27,642,000 million CNX Gas shares that CONSOL does not already own through its wholly-owned subsidiary, Consolidation Coal Company. Having reviewed the current environment and prospects for energy companies, we are of the view that our respective businesses should be combined in a manner that will yield significant cost and operational efficiencies and that the current public CNX Gas stockholders should be provided with an opportunity to retain a continuing equity interest in the combined company at a premium valuation with greater liquidity than is currently available to them as CNX Gas stockholders, in a transaction that is intended to be tax-free to such stockholders.
Consequently, our Board of Directors has authorized us to make an exchange offer pursuant to which all of the stockholders of CNX Gas (other than CONSOL) will be offered 0.4425 of a share of CONSOL common stock in exchange for each outstanding share of CNX Gas common stock they own. Based upon the closing stock prices of CONSOL and CNX Gas today, our offer represents a value of approximately $33.70 per share of CNX Gas common stock and a 12% premium over today’s closing price of CNX Gas common stock. We are in the process of preparing the necessary documentation to file our exchange offer and related documentation with the Securities and Exchange Commission and intend to launch our offer in the coming days.
CONSOL’s offer is being made directly to the CNX Gas stockholders and is not conditioned upon any requirement for recommendation of our offer by the independent directors of CNX Gas. We believe that our exchange offer will be favorably received by the public stockholders of CNX Gas due to the premium to CNX Gas’ current market price, the attractiveness of CONSOL common stock, the opportunity for greater liquidity and the ability to participate in the expected payment of CONSOL dividends not currently afforded to them as CNX Gas stockholders. Furthermore, CNX Gas stockholders, through their ownership of CONSOL common stock, will continue to participate in the benefits that accrue from CNX Gas’ business as well as those from CONSOL. For the absence of doubt, let me state unequivocally that CONSOL has no interest in selling or otherwise divesting itself of the shares of CNX Gas that it currently owns.
Our exchange offer will be conditioned upon, among other things, the tender of a majority of the outstanding shares of CNX Gas common stock not owned by CONSOL, without regard to any shares of CNX Gas that are owned by the directors or management of either CONSOL or CNX Gas. This condition will be irrevocable. Our exchange offer will also be subject to other customary terms and conditions. Assuming that the conditions to our exchange offer are satisfied and that the offer is completed, consistent with the requirements of Delaware law, CONSOL intends to effect a “short form” merger of CNX Gas with a subsidiary of CONSOL promptly thereafter. In this subsequent merger, the remaining CNX Gas public stockholders will be entitled to receive the same consideration as is paid in the exchange offer. Under Delaware law, appraisal rights will also be available to the former stockholders of CNX Gas as a result of the merger. Let me assure you that CONSOL does not intend to take any retributive action should its exchange offer be unsuccessful.
At your CNX Gas board meeting to be held today, we will respectfully request that the Board of Directors of CNX Gas appoint a special committee of independent directors for the sole purpose of providing the recommendation with respect to CONSOL’s exchange offer that is required of CNX Gas under the federal securities laws. As indicated above, our exchange offer will not be conditioned upon a favorable recommendation from the independent directors.
Enclosed is a draft of the press release that we intend to issue tomorrow morning. We have been advised by our outside counsel that we will be required to file publicly this letter, as well as the press release and related documents, with the Securities and Exchange Commission, which we intend to do tomorrow morning.
Please do not hesitate to contact me with any questions you may have.
Very truly yours,
CONSOL Energy Inc.

By:	/s/ J. Brett Harvey

J. Brett Harvey President and Chief Executive Officer